December 2018 MSELN-368-C Registration Statement No. 333-227001 Dated December 17, 2018 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Buffered PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the price of the underlying shares has decreased, but not by more than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the price of the underlying shares has decreased by more than the specified buffer amount, investors will lose 1% for every 1% decline beyond that amount, subject to the minimum payment of 10% of the stated principal amount. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage and buffer feature, which in each case apply to a limited range of performance of the underlying shares. Investors may lose up to 90% of the principal amount of the Buffered PLUS. The Buffered PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series H program. All payments on the Buffered PLUS are subject to the credit risk of Royal Bank of Canada.
SUMMARY TERMS
Issuer:		Royal Bank of Canada
Underlying shares:		Shares of the iShares® MSCI Emerging Markets ETF (Bloomberg symbol: “EEM”) (the “Fund”)
Aggregate principal amount:		$
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS
Pricing date:		December 21, 2018
Issue date:		December 28, 2018 (four business days after the pricing date)
Valuation date:		June 21, 2021, subject to adjustment for non-trading days and certain market disruption events
Maturity date:		June 24, 2021, subject to adjustment as described in “Additional Information About the Buffered PLUS” below.
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + $10 × leverage factor × fund return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by no more than 10%,
$10
If the final share price is less than the initial share price and has decreased from the initial share price by more than 10%,
$10 + [$10 × (fund return + buffer amount)]
This amount will be less than the stated principal amount of $10, but will be at least $1.00. You will lose some or a significant portion of the principal amount if the final share price is less than the initial share price by more than 10%.

Maximum payment at maturity:		$13.225 per Buffered PLUS (132.25% of the stated principal amount)
Leverage factor:		200%
Buffer amount:		10%
Fund return:		(final share price - initial share price) / initial share price
Initial share price:		$ , which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on that date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Additional Terms of the Buffered PLUS - Adjustment factor” below.
CUSIP/ISIN:		78014H102 / US78014H1023
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		RBC Capital Markets, LLC (“RBCCM”).
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$	$	$
(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $0.25 for each Buffered PLUS that MSWM sells. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
(2) Of the amount per $10 stated principal amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $0.05 for each Buffered PLUS.

The pricing date, the issue date and other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Buffered PLUS. The initial estimated value of the Buffered PLUS as of the date of this document is $9.6530 per $10 Buffered PLUS, which is less than the price to public. The pricing supplement relating to the Buffered PLUS will set forth our estimate of the initial value of the Buffered PLUS as of the pricing date, which will not be more than $0.30 less than this amount. The market value of the Buffered PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.
An investment in the Buffered PLUS involves certain risks. See “Risk Factors” beginning on page 6 of this document, beginning on page S-1 of the accompanying prospectus supplement, and beginning on page 1 of the prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Terms of the Buffered PLUS” in this document.
Prospectus Supplement dated September 7, 2018
Prospectus dated September 7, 2018
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Buffered PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Buffered PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Buffered PLUS are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Buffered Performance Leveraged Upside Securities
Principal at Risk Securities
The Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF, due June 24, 2021 (the “Buffered PLUS”) can be used:
▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.
▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance in the underlying shares.
The Buffered PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares beyond the buffer amount.
Maturity:	Approximately 2.5 years
Leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Buffer amount:	10%, with 1-to-1 downside exposure beyond the buffer
Maximum payment at maturity:	$13.225 per Buffered PLUS (132.25% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount). Investors may lose Buffered PLUS up to 90% of the stated principal amount.
Coupon:	None

December 2018	Page 2

Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
These Buffered PLUS offer leveraged upside exposure to the positive performance of the underlying shares and a limited buffer against the negative performance of the underlying shares, subject to the minimum payment at maturity. At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. If the price of the underlying shares has decreased, but not by more than the buffer amount, investors will receive the stated principal amount of their investment. However, if the price of the underlying shares has decreased by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Leveraged Upside Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.
Upside Scenario
The price of the underlying shares increases and, at maturity, we will pay the stated principal amount of $10 plus 200% of the fund return, subject to the maximum payment at maturity of $13.225 per Buffered PLUS (132.25% of the stated principal amount).

Par Scenario
The price of the underlying shares remains unchanged or declines from the initial share price by an amount less than or equal to the buffer amount of 10% and, at maturity, we will pay the stated principal amount of $10.

Downside Scenario
The price of the underlying shares declines by more than 10% and, at maturity, we will pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the price of the underlying shares beyond the buffer amount of 10%. (For example, if the price of the underlying shares declines by 25%, we will pay $8.50, or 85% of the stated principal amount). The minimum payment at maturity is $1.00 per Buffered PLUS.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the Buffered PLUS
You should read this document together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which the Buffered PLUS are a part. This document, together with these documents, contains the terms of the Buffered PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We and Morgan Stanley Wealth Management are offering to sell the Buffered PLUS and seeking offers to buy the Buffered PLUS only in jurisdictions where it is lawful to do so. The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement and prospectus, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
•	Prospectus Supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

December 2018	Page 4

Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing price of the underlying shares. The graph is based on the following terms:
Stated principal amount:	$10 per Buffered PLUS
Buffer amount:	10%
Leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	$13.225 per Buffered PLUS (132.25% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10.00% of the stated principal amount)
Buffered PLUS Payoff Diagram

■ The Buffered PLUS	■ The Underlying Shares
▪
Upside Scenario. If the final share price is greater than the initial share price, then investors would receive the $10 stated principal amount plus a return reflecting 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the terms of the Buffered PLUS, an investor would realize the maximum payment at maturity of $13.225 per Buffered PLUS (132.25% of the stated principal amount) at a final share price of 116.125% of the initial share price.

▪	If the underlying shares appreciate 14%, the investor would receive a 28% return, or $12.80 per Buffered PLUS.
▪	If the underlying shares appreciate 30%, the investor would receive only the maximum payment at maturity of $13.225 per Buffered PLUS, or 132.25% of the stated principal amount.
▪
Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, the investor would receive the $10 stated principal amount.

▪	If the underlying shares depreciate 7%, the investor would receive $10.00 per Buffered PLUS, a 0% return.
▪
Downside Scenario. If the final share price is less than the initial share price by an amount greater than the buffer amount of 10%, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares of more than 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

▪	If the underlying shares depreciate 30%, the investor would lose 20% of the investor’s principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
An investment in the Buffered PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Buffered PLUS are also exposed to further risks related to the issuer of the Buffered PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for its most recently completed fiscal year, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Buffered PLUS. You should carefully consider whether the Buffered PLUS are suited to your particular circumstances.
▪
The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. If the final share price has declined from the initial share price by an amount greater than the buffer amount of 10%, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the price of the underlying shares, beyond the buffer amount of 10%, and may be as low as $1.00 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $13.225 per Buffered PLUS, or 132.25% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the price of the underlying shares as of the valuation date above the initial share price, because the payment at maturity will be limited to 132.25% of the stated principal amount, any increase in the final share price over the initial share price by more than 16.125% will not further increase the return on the Buffered PLUS.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors. Many factors will influence the value of the Buffered PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

•	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;
•	dividend yields on the underlying shares and on the securities represented by the MSCI Emerging Markets Index (the “underlying index”);
•	market interest rates;
•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;
•	time remaining to maturity;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares;
•	the exchange rates between the U.S. dollar and the currencies in which the securities represented by the underlying index are traded; and
•	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor.
The price of the underlying shares may be volatile, and you should not take the historical prices of the underlying shares as an indication of future performance. See “Information About the iShares® MSCI Emerging Markets ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you sell your Buffered PLUS prior to maturity.
▪
The Buffered PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada. If Royal Bank of Canada defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness. Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The initial estimated value of the Buffered PLUS will be less than the price to the public. The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the pricing supplement for the Buffered PLUS, does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Buffered PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Buffered PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the Buffered PLUS. These factors, together with various credit, market and economic factors over the term of the Buffered PLUS, are expected to reduce the price at which you may be able to sell the Buffered PLUS in any secondary market and will affect the value of the Buffered PLUS in complex and

December 2018	Page 6

Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Buffered PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the Buffered PLUS. In addition to bid-ask spreads, the value of the Buffered PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Buffered PLUS and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity.
▪
Our initial estimated value of the Buffered PLUS is an estimate only, calculated as of the time the terms of the Buffered PLUS are set. The initial estimated value of the Buffered PLUS is based on the value of our obligation to make the payments on the Buffered PLUS, together with the mid-market value of the derivative embedded in the terms of the Buffered PLUS. See “Structuring the Buffered PLUS” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Buffered PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Buffered PLUS or similar securities at a price that is significantly different than we do.

The value of the Buffered PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Buffered PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Buffered PLUS.
▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. RBCCM may, but is not obligated to, make a market in the Buffered PLUS, and, if it chooses to do so at any time, it may cease doing so. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The amount payable on the Buffered PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-business days and certain market disruption events. For example, even if the price of the underlying shares appreciates prior to the valuation date but then decreases on the valuation date to a price that is less than the initial share price, the payment at maturity will be less, and may be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the maturity date or at other times during the term of the Buffered PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪
An investment in the Buffered PLUS is subject to risks associated with non-U.S. securities markets. Because foreign companies or foreign equity securities held by the Fund are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, an investment in the Buffered PLUS involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the U.S. are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
▪
Exchange rate risk. The share price of the Fund will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Fund are traded. Accordingly, investors in the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Fund are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Fund will be adversely affected and the price of the Fund, and consequently, the market value of the Buffered PLUS may decrease.
▪
Emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities, such as the Fund, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Buffered PLUS are highly susceptible, before making a decision to invest in the Buffered PLUS.

▪
Changes that affect the underlying index will affect the market value of the Buffered PLUS and the amount you will receive at maturity. MSCI is the index sponsor of the MSCI Emerging Markets Index (the “underlying index”), the performance of which is intended to be tracked by the Fund. We have no affiliation with MSCI, and MSCI will not be involved in the offering of the Buffered PLUS. Consequently, we have no control of the actions of MSCI, including any actions of the type that would affect the composition of the Fund’s underlying index, and therefore, the price of the Fund. MSCI has no obligation of any sort with respect to the Buffered PLUS. Thus, MSCI has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Buffered PLUS.

▪
Adjustments to the Fund could adversely affect the value of the Buffered PLUS. BlackRock Fund Advisors (“BFA”), as the investment advisor of the Fund, is responsible for calculating and maintaining the Fund. The investment advisor can add, delete or substitute the stocks comprising the Fund. BFA may make other methodological changes that could change the price of the underlying shares at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Buffered PLUS.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares. Investing in the Buffered PLUS is not equivalent to investing in the Fund or its component securities. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.

▪
We have no affiliation with MSCI or BFA and will not be responsible for any actions taken by MSCI or BFA. MSCI and BFA are not affiliates of ours and will not be involved in the offering of the Buffered PLUS in any way. Consequently, we have no control over the actions MSCI or BFA, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. MSCI and BFA have no obligation of any sort with respect to the Buffered PLUS. Thus, MSCI and BFA have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Buffered PLUS. None of our proceeds from the issuance of the Buffered PLUS will be delivered to MSCI or BFA.

▪
We and our affiliates do not have any affiliation with MSCI or BFA and are not responsible for their public disclosure of information. We and our affiliates are not affiliated with MSCI or BFA in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Fund. MSCI or BFA are not involved in the Buffered PLUS in any way and have no obligation to consider your interests as an owner of the Buffered PLUS in taking any actions relating to the underlying shares that might affect the value of the Buffered PLUS. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about MSCI or BFA or the Fund contained in any public disclosure of information. You, as an investor in the Buffered PLUS, should make your own investigation into the underlying shares.

▪
The underlying shares and the underlying index are different and the performance of the underlying shares may not correlate with that of the underlying index. The performance of the underlying shares may not exactly replicate the performance of the underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the underlying index or due to other circumstances. The Fund generally uses a “representative sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the underlying index whose risk, return and other characteristics generally resemble the risk return and other characteristics of the underlying index as a whole. A “representative sampling” strategy generally can be expected to produce a greater tracking error.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪
The Fund is subject to management risks. The Fund is subject to management risk, which is the risk that MSCI’s the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Historical prices of the underlying shares should not be taken as an indication of their future prices during the term of the Buffered PLUS. The trading prices of the equity securities comprising the Fund will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the equity securities comprising the Fund will be influenced by complex and interrelated political, economic, financial and other factors.

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Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Buffered PLUS. One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the Fund or its component securities), including trading in those securities as well as in other related instruments. Some of our subsidiaries also trade those securities and other financial instruments related to the Fund on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Our business activities may create conflicts of interest. We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the Buffered PLUS or on their behalf. These trading activities may present a conflict between the holders’ interest in the Buffered PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the Buffered PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we and our affiliates may acquire non-public information relating to these companies, which we have no obligation to disclose to you, and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.
Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying shares or the securities held by the Fund. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any of these activities by us or one or more of our affiliates may affect the price of the underlying shares and, therefore, the market value of the Buffered PLUS.
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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS, which may create a conflict of interest. Our wholly owned subsidiary, RBCCM, will serve as the calculation agent. As calculation agent, RBCCM will determine the initial share price, the final share price and the fund return, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by RBCCM, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the Fund. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations see “Additional Terms of the Buffered PLUS” below.

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The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect the underlying shares. RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

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Significant aspects of the tax treatment of the Buffered PLUS are uncertain. The tax treatment of an investment in the Buffered PLUS is uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) or from the Canada Revenue Agency regarding the tax treatment of an investment in the Buffered PLUS, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Buffered PLUS even though that holder will not receive any payments with respect to the Buffered PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Buffered PLUS should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Please read carefully the sections entitled “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Terms of the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions
Adjustment factor:
1.0, subject to adjustment. If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share. No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one‑millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:
•         if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or
•         if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.
If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.
If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying shares will nevertheless be determined as set forth above under “‑Closing price of the underlying shares.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:
•         a suspension, absence or material limitation of trading in the underlying shares on their primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•         the underlying shares do not trade on the NYSE Arca, the Nasdaq Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or
•         any other event, if the calculation agent determines in its sole discretion that the event

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       materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the Buffered PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”
The following events will not be market disruption events:
•         a limitation on the hours or number of days of trading in the underlying shares on their primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and
•         a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.
For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:
•         a price change exceeding limits set by that market;
•         an imbalance of orders relating to those contracts; or
•         a disparity in bid and asked quotes relating to those contacts;
will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the Fund:
If the Fund's sponsor discontinues operation of the Fund and that sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (the successor fund), then the calculation agent will substitute the successor fund for the Fund and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”
If the Fund's sponsor discontinues operation of the Fund and:
•    the calculation agent does not select a successor fund, or
•    the successor fund is no longer traded or listed on any of the relevant trading days, the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund's sponsor elects to re-establish the Fund, unless the calculation agent in its sole discretion decides to use the re-established Fund.
If the Fund's sponsor discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:
•    the determination of the final share price, or
•    a determination by the calculation agent that a successor fund is available, the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the Buffered PLUS, and arrange for information with respect to these prices to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the Buffered PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.
The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).
A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the underlying shares on that temporary substitute exchange or quotation system as on the original related exchange).

Default interest upon acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the Buffered PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the Buffered PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Additional amounts:
We will pay any amounts to be paid by us on the Buffered PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Buffered PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a Buffered PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                   with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                  who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Buffered PLUS, the holding of Buffered PLUS or the receipt of payments thereunder;
(iii)                 who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                who presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Buffered PLUS in accordance with the Indenture;
(v)                  who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making,

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Buffered PLUS.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of the Buffered PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Buffered PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of the Buffered PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM. The calculation agent will make all determinations regarding the Buffered PLUS. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1‑(800)-233-1087.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the iShares® MSCI Emerging Markets ETF
The shares of the Fund are issued by iShares, Inc. (“iShares®”), a registered investment company, which consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF (the “Fund”). The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “underlying index”). BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the Fund. The Fund typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the Fund’s shareholders as “ordinary income.” In addition, the Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Buffered PLUS are linked only to the share price of the Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Fund or any equivalent payments.
Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.
The selection of the Fund is not a recommendation to buy or sell the shares of the Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Fund.
“iShares®” and BlackRock® are registered trademarks of BlackRock, Inc. (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BlackRock®, or by iShares®. Neither BlackRock® nor iShares® make any representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. Neither BlackRock® nor iShares® shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Buffered PLUS or in connection with our use of information about the iShares® funds.
The Fund
The Fund trades on the NYSE Arca under the ticker symbol “EEM.” BFA employs a technique known as representative sampling to track the underlying index. The Fund generally invests at least 90% of its assets in the securities of the underlying index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the underlying index. The Fund may invest the remainder of its assets in securities not included in the underlying index, but which BFA believes will help the Fund track the underlying index, or in futures contracts, options on futures contracts, other types of options and swaps related to the underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the Fund’s assets invested in shares of such other funds.
Investment Objective and Strategy
The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the underlying index. The Fund’s investment objective and the underlying index may be changed at any time without shareholder approval.
The return on the Buffered PLUS is linked to the performance of the Fund, and not to the performance of the underlying index on which the Fund is based. Although the Fund seeks results that correspond generally to the performance of the underlying index, the Fund follows a strategy of “representative sampling,” which means the Fund’s holdings do not identically correspond to the holdings and weightings of the underlying index, and may significantly diverge from the underlying index. Although the Fund generally invests at least 90% of its assets in some of the same securities as those contained in the underlying index and in depositary receipts representing the same securities as those contained in the underlying index, it does not hold all of the securities underlying the underlying index and may invest the remainder in securities that are not contained in the underlying index, or in other types of investments. Currently, the Fund holds substantially fewer securities than the underlying index. Additionally, when the Fund purchases securities not held by the underlying index, the Fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the underlying index components are not exposed. Therefore, the Fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the Fund and the underlying index on which it is based.
Representative Sampling
BFA uses a representative sampling strategy to track the underlying index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.
Correlation
The underlying index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the index) or representative sampling. A figure of 100% would indicate perfect

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correlation. Any correlation of less than 100% is called “tracking error.” The Fund, using representative sampling, can be expected to have a greater tracking error than a Fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
Share Prices
The approximate value of one share of the Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the Fund. The Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.
The Underlying Index
The information below is included only to give insight to the underlying index, the performance of which the Fund attempts to reflect. The Buffered PLUS are linked to the performance of the Fund and not to the underlying index. We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The underlying index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the underlying index
The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. According to MSCI, beginning in June 2018, MSCI began to include Chinese A Shares in this index. The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, RBCCM or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
The table below sets forth the published high and low closing prices of the underlying shares for each quarter in the period from January 1, 2013 through December 13, 2018. The graph below sets forth the daily closing prices of the underlying shares from January 1, 2013 through December 13, 2018. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. You should not take the historical performance of the underlying shares as an indication of its future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.
iShares® MSCI Emerging Markets ETF
Information as of market close on December 13, 2018:
Bloomberg Ticker Symbol:	EEM	52 Weeks Ago:	$46.41
Current Price:	$40.40	52 Week High (on 1/26/2018):	$52.08
		52 Week Low (on 10/29/2018):	$38.00

iShares® MSCI Emerging Markets ETF	High($)	Low($)

2013
First Quarter	45.20	41.80
Second Quarter	44.23	36.63
Third Quarter	43.29	37.34
Fourth Quarter	43.66	40.44
2014
First Quarter	40.99	37.09
Second Quarter	43.95	40.82
Third Quarter	45.85	41.56
Fourth Quarter	42.44	37.73
2015
First Quarter	41.07	37.92
Second Quarter	44.09	39.04
Third Quarter	39.78	31.32
Fourth Quarter	36.29	31.55
2016
First Quarter	34.28	28.25
Second Quarter	35.26	31.87
Third Quarter	38.20	33.77
Fourth Quarter	38.10	34.08
2017
First Quarter	39.99	35.43
Second Quarter	41.93	38.81
Third Quarter	45.85	41.05
Fourth Quarter	47.81	44.82
2018
First Quarter	52.08	45.69
Second Quarter	48.14	42.33
Third Quarter	45.03	41.14
Fourth Quarter (through December 13, 2018)	42.93	38.00

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 1, 2013 to December 13, 2018

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Canadian Federal Income Tax Consequences
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Supplemental Discussion of U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Buffered PLUS. It does not purport to be a complete analysis of all tax considerations relating to the Buffered PLUS. Prospective purchasers of the Buffered PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Buffered PLUS and receiving payments under the Buffered PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE BUFFERED PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUFFERED PLUS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE BUFFERED PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the Fund or any of the entities whose stock is included in the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the Fund or any of the entities whose stock is included in the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC and other authorities by the Fund or the entities whose stock is included in the Fund and consult your tax advisor regarding the possible consequences to you in this regard.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Buffered PLUS as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the Buffered PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Buffered PLUS for all tax purposes in accordance with such characterization. If the Buffered PLUS are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Buffered PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Buffered PLUS. In general, a U.S. holder’s tax basis in the Buffered PLUS will be equal to the price the holder paid for the Buffered PLUS. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
While the matter is not entirely clear, there exists a substantial risk that an investment in the Buffered PLUS is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Buffered PLUS will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Buffered PLUS.
Alternative Treatments. Alternative tax treatments of the Buffered PLUS are also possible and the Internal Revenue Service (the "IRS") might assert that a treatment other than that described above is more appropriate. For example, it is possible to treat the Buffered PLUS, and the IRS might assert that a Buffered PLUS should be treated, as a single debt instrument. Pursuant to such characterization, since the Buffered PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Buffered PLUS are so treated, a holder would generally be required to accrue interest income over the term of the Buffered PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Buffered PLUS. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Buffered PLUS would generally be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Buffered PLUS, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Buffered PLUS, it is also possible that the IRS could seek to characterize the Buffered PLUS in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Buffered PLUS should be treated as ordinary gain or loss.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
The IRS has released a notice that may affect the taxation of holders of the Buffered PLUS. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above), might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the Buffered PLUS and proceeds from the sale or exchange of the Buffered PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Buffered PLUS. A non-U.S. holder is a beneficial owner of a Buffered PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Buffered PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Buffered PLUS. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.
Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Buffered PLUS are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Buffered PLUS. However, it is possible that the Buffered PLUS could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the Buffered PLUS (for example, upon an underlying index rebalancing), and following such occurrence the Buffered PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the Buffered PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Buffered PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Buffered PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Buffered PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the Buffered PLUS should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the Buffered PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the Buffered PLUS will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the Buffered PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Buffered PLUS will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Buffered PLUS.
Use of Proceeds and Hedging
The net proceeds from the sale of the Buffered PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Buffered PLUS. The initial public offering price of the Buffered PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Buffered PLUS.
Supplemental Information Regarding Plan of Distribution; Conflicts of Interest
Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Buffered PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management. RBCCM will act as agent for the Buffered PLUS and will receive a fee of $0.30 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each of the Buffered PLUS they sell. Of the amount per $10 stated principal amount received by RBCCM, RBCCM will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Buffered PLUS. Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Buffered PLUS distributed by such brokers.
We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about December 28, 2018, which is the fourth business day following the pricing date (this settlement cycle being referred to as “T+4”). We expect to deliver the Buffered PLUS on a date that is greater than two business days following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Buffered PLUS more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Buffered PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.
The value of the Buffered PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Buffered PLUS if RBCCM or another of our affiliates were to make a market in the Buffered PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Buffered PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 15 months, the value of the Buffered PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Buffered PLUS at that time. This is because the estimated value of the Buffered PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Buffered PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Buffered PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Buffered PLUS, it expects to do so at prices that reflect its estimated value.
No Prospectus (as defined in Directive 2003/71/EC, as amended, the (“Prospectus Directive”)) will be prepared in connection with the Buffered PLUS. Accordingly, the Buffered PLUS may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the Buffered PLUS who subsequently sells any of the Buffered PLUS in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.
The Buffered PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Buffered PLUS to be offered so as to enable an investor to decide to purchase or subscribe the Buffered PLUS, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Structuring the Buffered PLUS
The Buffered PLUS are our debt securities, the return on which is linked to the performance of the underlying shares. As is the case for all of our debt securities, including our structured notes, the economic terms of the Buffered PLUS reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the Buffered PLUS at the time their terms are set. Unlike the estimated value included in this document, any value of the Buffered PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Buffered PLUS than if our initial internal funding rate were used.

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Buffered PLUS Based on the Performance of the iShares® MSCI Emerging Markets ETF due June 24, 2021 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
In order to satisfy our payment obligations under the Buffered PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying shares, and the tenor of the Buffered PLUS. The economic terms of the Buffered PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the Buffered PLUS reduce the economic terms of the Buffered PLUS to you and result in the initial estimated value for the Buffered PLUS on the pricing date being less than their public offering price. See “Risk Factors—The initial estimated value of the Buffered PLUS will be less than the price to the public” above.
Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Buffered PLUS.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Buffered PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Buffered PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Buffered PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the Buffered PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Buffered PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Buffered PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Buffered PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Buffered PLUS and the transactions contemplated with respect to the Buffered PLUS.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Buffered PLUS, you should consult your legal counsel.

December 2018	Page 24